Exhibit 23.1

CONSENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of Reed's, Inc.

We consent to the inclusion in the foregoing Registration Statement on Form S-3 (Registration No. 333-172614) of Reed’s Inc. of our report dated March 25, 2013, relating to the financial statements of Reed's, Inc. as of December 31, 2012 and 2011 and for the years then ended, which appears in the Reed’s Inc. Annual Report on Form 10-K for the fiscal years ended December 31, 2012 and 2011 filed with the Securities and Exchange Commission on March 25, 2013. We also consent to the reference to our firm under the caption “Experts”.

/s/ Weinberg & Company, P.A.

Certified Public Accountants

Los Angeles, California

August 19, 2013